EXHIBIT 99.1

Company Contact:	Investor Contact:
Robert Stern (ras@micruscorp.com)	Jody Cain (jcain@lhai.com)
Executive Vice President	Bruce Voss (bvoss@lhai.com)
Micrus Endovascular Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 433-1400	(310) 691-7100
For Immediate Release
MICRUS ENDOVASCULAR REPORTS FOURTH QUARTER
REVENUE GROWTH OF 55%
Introduces Fiscal 2007 Revenue Guidance
Conference Call Begins at 11:00 a.m. Eastern Time Today
SAN JOSE, Calif. (May 10, 2006) — Micrus Endovascular Corporation (Nasdaq: MEND) today announced financial results for the three months and year ended March 31, 2006.
Revenues for the fourth quarter of fiscal 2006 increased 55% to $11.4 million, compared with revenues of $7.4 million for the fourth quarter of fiscal 2005. Higher revenues resulted from an increase in the number of microcoil products and new products sold, as well as initial sales to the Company’s distributor in Japan of $2.2 million. Revenues from the Americas for the fourth quarter of fiscal 2006 grew 28% to $5.3 million and European revenues increased 16% to $3.7 million, both compared with the fourth quarter of fiscal 2005. Revenues from Asia Pacific for the fourth quarter of 2006 totaled $2.4 million.
“We believe that sequential-quarter revenue growth of 41% clearly reflects the progress we are making in implementing our business strategy,” said John Kilcoyne, Micrus Endovascular president and CEO. “We have now entered the Japanese market, hired and trained our full domestic sales team, and introduced new catheter, guidewire and stent products that allow us to address a greater percentage of every procedural dollar. Continually launching new, innovative products is one key to our growth strategy, as evidenced by the positive revenue contributions from our Cerecyte™ 18 and Presidio™ microcoil product lines introduced during the third quarter.
“During fiscal year 2007 we plan to capture a larger share of the endovascular procedure market through additional geographic expansion and broader product offerings that ultimately will enable Micrus to address 100% of the embolic coiling procedure dollar,” he added. “Our major upcoming milestones include gaining approval to market our full product line in China, expected in the current calendar year, and 510(k) clearance of our Courier™ microcatheter, which we anticipate this quarter.”
Fourth Quarter Financial Results
Gross margin for the fourth quarter of fiscal 2006 was 70%, up from 68% for the fourth quarter of fiscal 2005. The increase in gross margin was due primarily to increased sales of higher-margin products and to certain manufacturing efficiencies.
Research and development (R&D) expenses for the fourth quarter of fiscal 2006 were $2.5 million, compared with $0.5 million for the comparable period last year. The increase was due primarily to expanded R&D activities and headcount, and also includes a $1.0 million milestone payment to Vascular FX and a $0.6 million upfront licensing fee payment to BIOTRONIK AG.

Sales and marketing expenses for the fourth quarter of fiscal 2006 were $5.4 million, up from $2.8 million for the comparable period last year, due mainly to higher sales commissions resulting from increased sales, increases in headcount in the Company’s direct sales force and clinical support team, and costs associated with domestic and European tradeshows and conferences.
General and administrative expenses for the fourth quarter of fiscal 2006 were $3.2 million, compared with $5.2 million for fourth quarter of fiscal 2005. The decrease was due primarily to lower legal and accounting fees partially offset by one-time regulatory charges associated with entering the Japanese market.
The net loss attributable to common stockholders for the fourth quarter of fiscal 2006 was $2.5 million, or $0.18 per share on 14.2 million weighted-average shares outstanding. The net loss attributable to common stockholders for the fourth quarter of fiscal 2005 was $3.9 million, or $2.66 per share on 1.5 million weighted-average shares outstanding.
Full Year Financial Results
For the year ended March 31, 2006, revenues increased 37% to $32.8 million from $24.0 million in the prior fiscal year, primarily reflecting increased sales of microcoil products and new product introductions. Operating expenses for fiscal 2006 were $32.1 million, versus $23.0 million for fiscal 2005.
The net loss attributable to common stockholders for the 2006 fiscal year was $8.9 million, or $0.79 per share on 11.2 million weighted-average shares outstanding, compared with a net loss attributable to common stockholders of $7.3 million, or $5.22 per share on 1.4 million weighted-average shares outstanding, in the prior fiscal year. The fiscal 2006 net loss included $5.0 million in non-routine charges, related primarily to the purchase of the intellectual property of Vascular FX during July 2005, the licensing fee in connection with the BIOTRONIK AG agreement, expenses related to evaluating in-process technology for research and development, regulatory and handling fees associated with the initial Japan product orders, and costs associated with the Company’s employee bonus incentive program, as well as non-cash charges related to certain warrants issued by Micrus prior to its IPO.
As of March 31, 2006, Micrus had cash and marketable securities of $37.1 million, compared with $18.0 million as of March 31, 2005. The current cash position reflects net proceeds of $35.8 million from the Company’s public stock offering. The current cash position also reflects the initial and milestone payments for the purchase of the intellectual property of Vascular FX for $2.5 million, the total cash consideration of $5.1 million for the purchase of Neurologic UK Ltd., $1.3 million for licensing fee and milestone payments to BIOTRONIK AG and cash used in operations. As of March 31, 2006, Micrus had stockholders’ equity of $51.3 million, working capital of $41.1 million and no long-term debt.
Financial Guidance
Micrus today introduced financial guidance for fiscal year 2007. For fiscal 2007 the Company expects revenues to be in the range of $45 million to $48 million, reflecting growth of 37% to 46% compared with fiscal 2006 revenues. This guidance reflects the Company’s expectations that fiscal 2007 revenues will be largely due to sales of microcoils, with modest contribution from sales of catheters, guidewires and stents, and reflects a limited contribution from sales to China.

Conference Call
Micrus management will host an investment-community conference call today beginning at 11:00 a.m. Eastern time (8:00 a.m. Pacific time) to discuss these results and answer questions.
Individuals interested in participating in the conference call may do so by dialing (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 8869445; a webcast replay will be available for 30 days.
About Micrus Endovascular Corporation
Micrus Endovascular develops, manufactures and markets both implantable and disposable medical devices used in the treatment of cerebral vascular diseases. Micrus products are used by interventional neuroradiologists and neurosurgeons primarily to treat cerebral aneurysms responsible for hemorrhagic stroke, a significant cause of death worldwide. The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system. Micrus’ proprietary, three-dimensional microcoils are unique in that they automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes. Micrus also sells accessory devices and products used in conjunction with its microcoils. For more information, visit www.micruscorp.com.
Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the increased adoption of embolic coiling as a procedure to treat cerebral aneurysms, the Company’s limited operating history and history of significant operating losses, the Company’s involvement in patent litigation with Boston Scientific Corporation, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with rapid growth, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing our relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources, the Company’s dependence on obtaining timely U.S. Food and Drug Administration (FDA) as well as applicable international regulatory clearances and approvals for our future products or product enhancements, and other risks as detailed from time-to-time in the Company’s final prospectus dated June 16, 2005 and reports and filings with the Securities and Exchange Commission under the Securities and Exchange Act of 1934. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
[Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,		Years Ended March 31,
	2006	2005	2006	2005
Revenues	$11,447	$7,389	$32,781	$24,012
Cost of goods sold	3,446	2,381	9,710	8,003

Gross profit	8,001	5,008	23,071	16,009

Operating expenses:
Research and development	2,517	549	6,589	2,360
Sales and marketing	5,405	2,771	15,171	8,781
General and administrative	3,209	5,159	10,307	11,884

Total operating expenses	11,131	8,480	32,067	23,025

Loss from operations	(3,130)	(3,472)	(8,996)	(7,016)
Interest and investment income	396	38	1,295	177
Interest expense	(1)	(1)	(12)	(29)
Other income/(expense)	50	(270)	(632)	164

Net loss before provision for income taxes	(2,685)	(3,705)	(8,345)	(6,704)
Benefit from income taxes	(146)	—	(84)	—

Net loss	(2,539)	(3,705)	(8,261)	(6,704)
Accretion of redeemable convertible preferred stock to redemption value including beneficial conversion feature	—	(176)	(659)	(588)

Net loss attributable to common stockholders	$(2,539)	$(3,881)	$(8,920)	$(7,292)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.18)	$(2.66)	$(0.79)	$(5.22)

Weighted-average number of shares used in per share calulations:
Basic and diluted	14,170	1,459	11,240	1,397

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	March 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$36,104	$15,017
Short-term investments	984	1,977
Accounts receivable, net	8,267	4,486
Inventories, net	4,479	3,930
Prepaid expenses and other current assets	765	524

Total current assets	50,599	25,934
Long term investments	—	977
Property and equipment, net	2,488	922
Intangible assets, net	8,727	550
Other assets	300	96
Deferred initial public offering costs	—	1,295

Total assets	$62,114	$29,774

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$2,088	$2,641
Accrued payroll and other related expenses	3,147	1,663
Accrued liabilities	4,308	1,337

Total current liabilities	9,543	5,641
Warrant liability	—	3,201
Other non-current liabilities	1,255	51

Total liabilities	10,798	8,893

Redeemable convertible preferred stock	—	58,442

Stockholders’ equity (deficit) :
Common stock	142	15
Additional paid-in capital	101,431	4,397
Deferred stock-based compensation	(397)	(630)
Accumulated other comprehensive loss	(240)	(368)
Accumulated deficit	(49,620)	(40,975)

Total stockholders’ equity (deficit)	51,316	(37,561)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$62,114	$29,774

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